Exhibit 99.1

Thursday, August 26, 2004, 9:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN GRANTED EUROPEAN UNION PATENT

HOUSTON – (PRNewswire) – August 26, 2004 – Isolagen, Inc. (AMEX: ILE) has been granted EU patent EP0845963 entitled “The Use of Autologous Dermal Fibroblasts for the Repair of Skin and Soft Tissue Defects” covering the Company’s proprietary Isolagen Process in 17 European countries.

Frank DeLape, Chairman of Isolagen, stated “Securing this patent, which simultaneously covers 17 countries, is a critical step in protecting our intellectual property and growth opportunities in these additional EU member countries.  It gives us the confidence in our technology platform as well as the proprietary protection to facilitate the build-out of the European marketplace.”

The newly issued patent is effective in the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Monaco, The Netherlands, Portugal, Spain, Sweden, Switzerland and the UK.

The new European Union patent is Isolagen’s 24th patent issued internationally. The Company currently has 5 U.S. patents and 7 patent applications pending in the U.S. and 26 pending internationally.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The Company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process has the potential of being shown to be a safe and effective treatment for a variety of conditions.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:

Michael Macaluso, CEO and President – (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Kate McNeil, Investors Contact, Investor Relations Group – (212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group – (212) 825-3210